SCHEDULE A
                                       TO
                            THE CUSTODIAN AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED TRUST VI
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of August 2, 2012


The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of August 2, 2012:

                   Multi-Asset Diversified Income Index Fund
               First Trust NASDAQ Technology Dividend Index Fund
            International Multi-Asset Diversified Income Index Fund


IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.


FIRST TRUST EXCHANGE-TRADED TRUST VI

BY: /s/ James M. Dykas
    -------------------------
NAME:  James M. Dykas
TITLE: Treasurer and CFO